Exhibit 99.1
For Immediate Release

ORIGIN BANCORP, INC. REPORTS EARNINGS FOR THIRD QUARTER OF $12.3 MILLION

RUSTON, Louisiana, October 24, 2018 -- Origin Bancorp, Inc. (Nasdaq: OBNK) ("Origin" or the "Company"), the holding company for Origin Bank (the "Bank"), today announced net income of $12.3 million for the quarter ended September 30, 2018. This represents a decrease of $384,000 from the quarter ended June 30, 2018, and an increase of $14.5 million from the quarter ended September 30, 2017. Diluted earnings per share for the quarter ended September 30, 2018, was $0.52, down $0.01 from the linked quarter and an increase of $0.69 from the quarter ended September 30, 2017.

“We are pleased to report another quarter of record net interest income. As we continue to focus on relationship development we have seen positive results in our noninterest-bearing deposits and loan growth” said Drake Mills, Chairman, President and CEO of Origin Bancorp, Inc. “Our lift-out strategy in Houston as well as the addition of experienced lenders in our Dallas and Shreveport markets, continues to provide more opportunities to grow market share and increase brand value."

Third Quarter 2018 Highlights

•	Net interest income increased by $2.3 million, or 6.3%, over the linked quarter and increased by $5.6 million, or 16.6%, over the quarter ended September 30, 2017.

•
Net interest margin for the quarter ended September 30, 2018, was 3.70% (3.76% fully tax equivalent), an increase of two basis points from the linked quarter and an increase of 17 basis points over the quarter ended September 30, 2017.

•
Total loans held for investment increased by $229.0 million, or 6.8% to $3.60 billion from June 30, 2018, and increased by $372.1 million, or 11.5%, from September 30, 2017. The yield earned on total loans held for investment during the quarter ended September 30, 2018, was 5.00%, compared to 4.89% for the linked quarter and 4.48% for the quarter ended September 30, 2017.

•
Total deposits increased by $55.1 million, or 1.5% from June 30, 2018, and increased by $273.6 million, or 7.9%, from September 30, 2017. Noninterest-bearing deposits were 26.2% of total deposits at September 30, 2018, compared to 25.9% and 25.2% at June 30, 2018 and September 30, 2017, respectively.

•	Completed acquisition of Reeves, Coon & Funderburg ("RCF") insurance agency, solidifying our presence as one of the larger independent insurance agencies in North Louisiana.

•	Continued development of quality lending and deposit relationships through the recent integration of new lending and relationship banking teams in the Houston, Dallas and Shreveport markets.

Results of Operations for the Three Months Ended September 30, 2018

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended September 30, 2018, was $39.5 million, a $2.3 million increase over the linked quarter, due to a $4.1 million increase in interest income, which was driven by increases in both average balances and rates, and which was partially offset by increases in the Company's cost of interest-bearing deposits. Average loan balances, except for residential real estate and consumer loans, increased during the current quarter as a result of the Company's relationship-driven organic growth and recent investment within its growth markets. Commercial and industrial and commercial real estate loans contributed a total of $2.5 million, or 61.6%, of the $4.1 million increase in interest income for the comparable periods, driven by a $126.9 million increase in average loan balances and a 12 basis point increase in the average yield. The increase in yield was driven by recent increases in market interest rates that occurred in June and September of 2018. The average yield on total loans increased by 12 basis points to 5.00% for the quarter ended September 30, 2018, compared to 4.88% for the linked quarter, primarily driven by increases in interest income for the linked period in most of the Company's significant loan categories. These increases were partially offset by an increase in the average rate paid on interest-bearing deposits.

Net interest income increased $5.6 million over the quarter ended September 30, 2017. The increase was primarily due to an increase in interest income due to an increase in yield on loans driven by increases in market interest rates during the intervening period and growth in average total loans. Commercial and industrial and commercial real estate loans contributed a total of $5.1 million, or 66.2%, of the $7.7 million increase in interest income earned on loans for the comparable periods, driven by a $178.8 million increase in average loan balances and a 55 basis point increase in the average yield. Also contributing to the increase in net interest income was a $1.5 million increase in income earned on investment securities driven by higher volume and to a lesser extent, increases in average yield. The increase in net interest income was partially offset by higher costs of funding, which was also primarily driven by increases in market interest rates. The average yield earned on the total loan portfolio was 5.00% for the quarter ended September 30, 2018, compared to 4.47% for the quarter ended September 30, 2017. Average total loans were $3.48 billion for the quarter ended September 30, 2018, compared to $3.21 billion for the quarter ended September 30, 2017.

Interest-bearing liability rates increased in the current quarter compared to both the linked quarter and quarter ended September 30, 2017, primarily due to higher average savings and interest-bearing transaction account rates and higher average balances of borrowings. The average rate paid on interest-bearing deposits was 1.16% for the quarter ended September 30, 2018, representing an increase of 15 basis points compared to the linked quarter and an increase of 39 basis points compared to the quarter ended September 30, 2017. The average outstanding balance of borrowings increased by $129.4 million, or 172.1%, compared to the linked quarter and increased by $128.3 million, or 168.3%, compared to the quarter ended September 30, 2017. The increase in the current period compared to the linked quarter and the quarter ended 2017 was due to a $250.0 million FHLB advance obtained in the third quarter of 2018, which has been re-deployed into higher yielding interest-earning assets such as higher yielding loans, investment securities and interest-bearing cash accounts and replaced higher rate FHLB advances.

The $250.0 million FHLB advance resulted in an increase in net interest income as average yields earned on the re-deployed funds exceeded the rate paid on the advance by approximately 0.65%. Despite generating an increase in net interest income, the net interest margin for the quarter ended September 30, 2018, was negatively impacted by the FHLB advance. Had the $250.0 million not been leveraged during the quarter, we estimate that net interest margin would have been approximately eight basis points higher.

Noninterest Income

Noninterest income for the quarter ended September 30, 2018, was $10.2 million, a decrease of $378,000, or 3.6%, from the linked quarter. The decrease from the linked quarter was primarily due to a decrease in other noninterest income of $1.9 million, which was driven by a positive valuation adjustment of $2.0 million that was recorded to other income for a common stock investment during the quarter ended June 30, 2018. This adjustment was due to a recent accounting standard change, with no corresponding adjustment during the quarter ended September 30, 2018. This decrease was partially offset by a $1.5 million increase in insurance commission and fee income primarily resulting from the acquisition of all of the assets of RCF on July 1, 2018, a Louisiana-based independent insurance agency offering commercial, personal, health and life insurance. The RCF acquisition has expanded the Company's insurance presence in North Louisiana making it one of the larger independent insurance agencies in the area.

Noninterest income for the quarter ended September 30, 2018, increased by $5.2 million, or 103.1%, compared to the quarter ended September 30, 2017. The primary drivers of the increase were $5.4 million of losses on non-mortgage loans sold during the quarter ended September 30, 2017, compared to zero losses during the current quarter, as well as an increase of $1.3 million in insurance commission and fee income during the current quarter as noted earlier. These increases were partially offset by a decline of $1.3 million in mortgage banking revenue. The decline in mortgage banking revenue was primarily driven by a 35.9% decrease in the volume of loans sold, which resulted in a $1.4 million decrease in gains on the sale of mortgage loans.

Noninterest Expense

Noninterest expense for the quarter ended September 30, 2018, was $34.3 million, an increase of $2.3 million, or 7.3%, compared to the linked quarter. The increase was largely driven by increases in salary and benefit expenses of $1.2 million, professional fees of $384,000, occupancy and equipment expenses of $376,000, and noninterest expenses of $335,000. Salary and benefit expenses increased $1.1 million primarily due to hiring a team of experienced lenders in the Houston market during the second quarter of 2018, as well as $965,000 due to the acquisition of RCF. Offsetting in part the increases in salaries and benefit expenses was a $742,000 decrease in medical insurance expense due to lower medical claims during the period. The Company is self-insured and therefore medical costs are variable and largely driven by need. Professional fees increased primarily due to various projects including annual loan and risk compliance and the execution of a $50 million revolving line of credit held by the Company and secured by the outstanding shares of the Bank. Increases of $110,000 and $142,000 for the Houston lift out team and RCF acquisition, respectively, primarily drove the increase in occupancy and equipment expenses during the period ended September 30, 2018. Intangible asset amortization as a result of the RCF acquisition resulted in an increase in noninterest expense of approximately $272,000 over the linked quarter.

Noninterest expense for the quarter ended September 30, 2018, decreased by $6.1 million, or 15.1%, from the quarter ended September 30, 2017. During the quarter ended September 30, 2017, the Company recorded a $10.0 million charge to non-interest expense in anticipation of entering into a settlement agreement with respect to ongoing litigation. After adjusting for the $10.0 million litigation charge, for which there was no comparable charge during the quarter ended September 30, 2018, noninterest expense increased by $3.9 million, driven by increases in salaries and employee benefit expenses of $2.7 million, as well as increases of $594,000 and $526,000 in advertising and marketing expenses and electronic banking expenses, respectively. The increase in salaries and employee benefit expenses was largely driven by the addition of the Houston lift out team and the RCF acquisition. During 2017, marketing expenditures were temporarily scaled back as part of a Company-wide expense management strategy, but in March 2018, marketing efforts were resumed with the launch of a new brand campaign. During the quarter ended September 30, 2017, the Company received a $410,000 vendor refund upon discovery that certain credits designed to offset electronic banking expenses had not been correctly applied by the vendor over the course of several prior quarters with no corresponding refund during the quarter ended September 30, 2018. Intangible asset amortization as a result of the RCF acquisition resulted in an increase in noninterest expense of approximately $272,000 over the quarter ended September 30, 2017.

Financial Condition

Loans

Loans held for investment at September 30, 2018, were $3.60 billion, an increase of $229.0 million, or 6.8%, compared to $3.37 billion at June 30, 2018, and an increase of $372.1 million, or 11.5%, compared to $3.23 billion at September 30, 2017.

For the quarter ended September 30, 2018, average loans held for investment were $3.46 billion, an increase of $175.3 million, or 5.3%, from $3.28 billion for the quarter ended June 30, 2018. This increase is attributed to continued efforts to pursue quality lending opportunities and includes increases of $95.5 million and $61.3 million in average commercial and industrial loans and real estate loans, respectively. Average mortgage warehouse loans increased $19.2 million, or 9.2%, to $228.0 million from June 30, 2018.

Compared to the quarter ended September 30, 2017, average loans held for investment increased by $295.7 million or 9.3%. This increase included average growth of $228.5 million and $90.1 million within real estate and commercial and industrial loans, respectively. The overall growth was partially offset by average balance decreases of $21.5 million and $1.4 million in mortgage warehouse and consumer loans, respectively.

Deposits

Total deposits at September 30, 2018, were $3.73 billion, an increase of $55.1 million, or 1.5%, compared to $3.67 billion at June 30, 2018, and an increase of $273.6 million, or 7.9%, compared to $3.45 billion, at September 30, 2017.

Average deposits for the quarter ended September 30, 2018, increased by $29.3 million, or 0.8%, over the linked quarter, primarily driven by a $44.1 million increase in average noninterest-bearing commercial deposits and partially offset by a $12.5 million decline in interest-bearing deposits. Overall, average noninterest-bearing deposits increased by $41.8 million, or 4.4%, and interest-bearing deposits decreased by $12.5 million, or 0.5%.

Average deposits for the quarter ended September 30, 2018, increased by $234.2 million, or 6.8%, over the quarter ended September 30, 2017. Increases in average interest-bearing and noninterest-bearing deposits increased by $130.1 million and $104.1 million, respectively. Average noninterest-bearing deposits represented 26.7% of total average deposits for the quarter ended September 30, 2018, compared to 25.8% of total average deposits for the quarter ended June 30, 2018, and 25.5% of total average deposits for the quarter ended September 30, 2017.

Borrowings

Average borrowings for the quarter ended September 30, 2018, increased by $129.4 million, or 172.1%, over the quarter ended June 30, 2018, and $128.3 million, or 168.3%, over the quarter ended September 30, 2017. The increase in the current period compared to the linked quarter and same quarter in 2017 was due to a $250.0 million FHLB advance obtained in the third quarter of 2018 which has been re-deployed into higher yielding interest-earning assets such as higher yielding loans, investment securities and interest-bearing cash accounts, and replaced higher rate FHLB advances.

Stockholders' Equity

Stockholders' equity was $531.9 million compared to $519.4 million and $452.9 million at June 30, 2018, and September 30, 2017, respectively. Net income of $12.3 million for the three months ended September 30, 2018, which was partially offset by an other comprehensive loss due to the change in the unrealized loss on securities available for sale of $2.1 million, was the primary driver of the increase in stockholders' equity compared to June 30, 2018. Additionally, on July 1, 2018, the Company acquired RCF, a Louisiana-based independent insurance agency, issuing 66,824 shares of its common stock at a price of $40.50 per share, based upon the closing stock price on June 28, 2018, increasing common stock outstanding and additional paid in capital by $334,000 and $2.4 million, respectively, in partial consideration of the acquisition.

On May 9, 2018, the Company completed its initial public offering and issued 3,045,426 shares with proceeds, before expenses, totaling $96.3 million, a portion of which was used to redeem all of the outstanding shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series SBLF, thereby eliminating its obligation to pay the nine percent dividend on the SBLF stock. During the quarter ended June 30, 2018, all of the 901,644 shares of the Company's outstanding Series D preferred stock were converted into shares of its common stock, on a one-for-one basis. As a result, no shares of Series D preferred stock were outstanding at September 30, 2018.

Credit Quality

The Company recorded provision expense of $504,000 for the quarter ended September 30, 2018, compared to provision expense of $311,000 and $3.3 million for the linked quarter and the quarter ended September 30, 2017, respectively. The increase in provision expense from the linked quarter is due to loan growth and was partially offset by an improvement in credit metrics. The decrease in provision expense in the current quarter compared to the quarter ended September 30, 2017, was primarily due to improved overall credit quality within the Company's loan portfolio.

At September 30, 2018, nonperforming loans were $27.9 million, representing a decrease of $797,000, or 2.8%, from the linked quarter. Nonperforming loans decreased by $2.4 million, or 8.0%, from $30.4 million at September 30, 2017, primarily as a result of the strategic reduction of our energy lending portfolio during 2017.

Allowance for loan losses as a percentage of total loans held for investment was 0.99% at September 30, 2018, compared to 1.01% and 1.22% at June 30, 2018, and September 30, 2017, respectively. Allowance for loan losses as a percentage of nonperforming loans held for investment was 134.54% at September 30, 2018, compared to 127.46% and 159.93% at June 30, 2018, and September 30, 2017, respectively.

Non-GAAP Financial Measures

Origin reports its results in accordance with United States generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures used in managing its business may provide meaningful information to investors about underlying trends in its business and management uses these non-GAAP measures to measure the Company’s performance and believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. Specifically, the Company reviews and reports book value per common share, as converted and tangible book value per common share, as converted. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, Origin’s reported results prepared in accordance with GAAP. For a reconciliation of these non-GAAP measures, see page 13 of this press release.

Conference Call

Origin will hold a conference call to discuss its third quarter 2018 results on Thursday, October 25, 2018, at 8:00 a.m. Central (9:00 a.m. Eastern). To participate in the live conference call, please dial (800) 860-2442; International: (412) 858-4600 and request to be joined into the Origin Bancorp Inc. (OBNK) call. A simultaneous audio-only webcast may be accessed via

Origin’s website at www.origin.bank under the Investor Relations, News & Events, Events & Presentations link or directly by visiting https://services.choruscall.com/links/obnk181025.html.

If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin’s website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.

About Origin Bancorp, Inc.

Origin is a financial holding company for Origin Bank, headquartered in Ruston, Louisiana, which provides a broad range of financial services to small and medium-sized businesses, municipalities, high net-worth individuals and retail clients from 41 banking centers located from Dallas/Fort Worth, Texas across North Louisiana to Central Mississippi, as well as in Houston, Texas. For more information, visit www.origin.bank.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin’s future financial performance, business and growth strategy, projected plans and objectives, and related transactions, integration of the acquired businesses, ability to recognize anticipated operational efficiencies, and other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin’s control. Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Further, certain factors that could affect Origin's future results and cause actual results to differ materially from those expressed in the forward-looking statements include: deterioration of Origin’s asset quality; changes in real estate values and liquidity in Origin’s primary market areas; the financial health of Origin’s commercial borrowers and the success of construction projects that Origin finances, including any loans acquired in acquisition transactions; changes in the value of collateral securing Origin’s loans; business and economic conditions generally and in the financial services industry, nationally and within Origin’s local market area; Origin’s ability to prudently manage its growth and execute its strategy; changes in management personnel; Origin’s ability to maintain important deposit customer relationships, volatility and direction of market interest rates, which may increase funding costs or reduce earning asset yields thus reducing margin; increased competition in the financial services industry, particularly from regional and national institutions; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Origin operates and in which its loans are concentrated, including the effects of declines in housing markets; an increase in unemployment levels and slowdowns in economic growth; Origin’s level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in Origin's loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of Origin’s operations including changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; Origin’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; and the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and manmade disasters including terrorist attack. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to "Cautionary Note Regarding Forward-Looking Statements" in Origin’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2018 (as amended on June 18, 2018) and "Risk Factors" in Origin’s prospectus filed with the SEC on May 9, 2018, pursuant to Section 424(b) of the Securities Act of 1933, as amended and any updates to those risk factors set forth in Origin’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin’s underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin’s behalf may issue. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Contact:
Chris Reigelman, Origin Bancorp, Inc.
318-497-3177 / chris@origin.bank

Origin Bancorp, Inc.
Selected Financial Data

	At and for the three months ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017

Income statement and share amounts	(Dollars in thousands, except per share amounts, unaudited)
Net interest income	$39,497	$37,170	$34,724	$34,218	$33,868
Provision (benefit) for credit losses	504	311	(1,524)	242	3,327
Noninterest income	10,237	10,615	9,800	8,715	5,041
Noninterest expense	34,344	32,012	29,857	31,771	40,443
Income (loss) before income tax expense (benefit)	14,886	15,462	16,191	10,920	(4,861)
Income tax expense (benefit)	2,568	2,760	2,784	5,148	(2,688)
Net income (loss)	$12,318	$12,702	$13,407	$5,772	$(2,173)
Basic earnings (loss) per common share	$0.52	$0.54	$0.60	$0.23	$(0.17)
Diluted earnings (loss) per common share	0.52	0.53	0.60	0.23	(0.17)
Dividends declared per common share	0.0325	0.0325	0.0325	0.0325	0.0325
Weighted average common shares outstanding - basic	23,493,065	22,107,489	19,459,278	19,437,663	19,418,280
Weighted average common shares outstanding - diluted	23,716,779	22,382,003	19,675,473	19,653,797	19,418,280

Balance sheet data
Total loans held for investment	$3,601,081	$3,372,096	$3,245,992	$3,241,031	$3,228,999
Total assets	4,667,564	4,371,792	4,214,899	4,153,995	4,088,677
Total deposits	3,727,158	3,672,097	3,580,738	3,512,014	3,453,535
Total stockholders' equity	531,919	519,356	462,824	455,342	452,904

Performance metrics and capital ratios
Yield on loans held for investment	5.00%	4.89%	4.73%	4.53%	4.48%
Yield on interest earnings assets	4.58	4.43	4.31	4.16	4.13
Rate on interest bearing deposits	1.16	1.01	0.90	0.83	0.77
Rate on total deposits	0.85	0.75	0.68	0.62	0.57
Net interest margin, fully tax equivalent	3.76	3.74	3.68	3.62	3.63
Return on average stockholders' equity (annualized)	9.15	9.94	11.82	5.00	(1.86)
Return on average assets (annualized)	1.08	1.17	1.30	0.55	(0.21)
Efficiency ratio (1)	69.06	66.99	67.06	74.00	103.94
Book value per common share (2)	$22.52	$22.10	$20.30	$19.94	$19.83
Tangible book value per common share (2)	21.11	21.07	19.11	18.74	18.64
Common equity tier 1 to risk-weighted assets (3)	11.79%	12.35%	9.64%	9.35%	9.16%
Tier 1 capital to risk-weighted assets (3)	12.01	12.58	11.59	11.25	11.04
Total capital to risk-weighted assets (3)	12.88	13.48	12.53	12.26	12.11
Tier 1 leverage ratio (3)	11.34	11.63	10.65	10.53	10.65
____________________________

(1)	Calculated by dividing total non-interest expense by net interest income plus non-interest income.

(2)
Reflects book value per common share, as converted, and tangible book value per common share, as converted, for March 31, 2018, and 2017 quarterly periods. As used in this release, book value per common share, as converted and tangible book value per common share, as converted are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see page 13 of this press release.

(3)	September 30, 2018, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve.

Origin Bancorp, Inc.
Selected Financial Data

	Nine months ended
	September 30, 2018	September 30, 2017

Income statement and share amounts	(Dollars in thousands, except per share amounts, unaudited)
Net interest income	$111,391	$96,086
(Benefit) provision for credit losses	(709)	8,094
Noninterest income	30,652	20,472
Noninterest expense	96,213	98,903
Income before income tax expense	46,539	9,561
Income tax expense	8,112	664
Net income	$38,427	$8,897
Basic earnings per common share	$1.66	$0.28
Diluted earnings per common share(1)	1.64	0.27
Dividends declared per common share	0.0975	0.0975
Weighted average common shares outstanding - basic	21,476,801	19,411,745
Weighted average common shares outstanding - diluted	21,700,515	19,633,743

Performance metrics and capital ratios
Return on average stockholders' equity (annualized)	10.22%	2.58%
Return on average assets (annualized)	1.18	0.29
Efficiency ratio (2)	67.74	84.85
____________________________

(1)	Due to rounding and the methodology used by the two-class method, the sum of quarterly periods may not agree to the year-to-date total presented.

(2)	Calculated by dividing total noninterest expense by net interest income plus non-interest income.

Origin Bancorp, Inc.
Consolidated Balance Sheets

(Dollars in thousands)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Assets	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Cash and due from banks	$60,716	$71,709	$52,989	$78,489	$69,327
Interest-bearing deposits in banks	59,721	97,865	194,268	108,698	69,420
Federal funds sold	20,000	—	—	—	—
Total cash and cash equivalents	140,437	169,574	247,257	187,187	138,747
Securities:
Available for sale	585,788	507,513	414,157	404,532	385,008
Held to maturity	19,602	19,731	19,860	20,188	20,314
Securities carried at fair value through income	11,273	11,413	11,723	12,033	12,272
Total securities	616,663	538,657	445,740	436,753	417,594
Non-marketable equity securities held in other financial institutions	39,283	25,005	22,995	22,967	22,940
Loans held for sale	50,658	62,072	48,988	65,343	76,621
Loans	3,601,081	3,372,096	3,245,992	3,241,031	3,228,999
Less: allowance for loan losses	35,727	34,151	34,132	37,083	39,445
Loans, net of allowance for loan losses	3,565,354	3,337,945	3,211,860	3,203,948	3,189,554
Premises and equipment, net	74,936	77,064	76,648	77,408	79,158
Mortgage servicing rights	26,163	25,738	25,999	24,182	26,271
Cash surrender value of bank-owned life insurance	32,487	28,326	28,185	27,993	27,833
Goodwill and other intangible assets, net	33,228	24,113	24,219	24,336	24,457
Accrued interest receivable and other assets	88,355	83,298	83,008	83,878	85,502
Total assets	$4,667,564	$4,371,792	$4,214,899	$4,153,995	$4,088,677
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$976,260	$950,080	$885,883	$832,853	$869,198
Interest-bearing deposits	1,985,757	1,995,798	2,071,626	2,060,068	1,976,746
Time deposits	765,141	726,219	623,229	619,093	607,591
Total deposits	3,727,158	3,672,097	3,580,738	3,512,014	3,453,535
FHLB advances and other borrowings	358,532	139,092	132,224	144,357	126,108
Junior subordinated debentures	9,637	9,631	9,625	9,619	9,613
Accrued expenses and other liabilities	40,318	31,616	29,488	32,663	46,517
Total liabilities	4,135,645	3,852,436	3,752,075	3,698,653	3,635,773
Commitments and contingencies	—	—	34,991	34,991	28,396
Stockholders' equity
Preferred stock - series SBLF	—	—	48,260	48,260	48,260
Preferred stock - series D	—	—	16,998	16,998	16,998
Common stock	118,106	117,520	97,626	97,594	97,495
Additional paid-in capital	240,832	238,260	146,201	146,061	145,625
Retained earnings	179,178	167,628	156,498	145,122	141,100
Accumulated other comprehensive (loss) income	(6,197)	(4,052)	(2,759)	1,307	3,426
	531,919	519,356	462,824	455,342	452,904
Less: ESOP-owned shares	—	—	34,991	34,991	28,396
Total stockholders' equity	531,919	519,356	427,833	420,351	424,508
Total liabilities and stockholders' equity	$4,667,564	$4,371,792	$4,214,899	$4,153,995	$4,088,677

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income

	Three months ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017

Interest and dividend income	(Dollars in thousands, except per share amounts, unaudited)
Interest and fees on loans	$43,872	$40,219	$37,474	$36,923	$36,185
Investment securities-taxable	2,754	2,057	1,740	1,619	1,536
Investment securities-nontaxable	1,129	1,156	1,184	1,187	1,187
Interest and dividend income on assets held in other financial institutions	1,080	1,320	1,046	679	706
Federal funds sold	7	—	—	—	—
Total interest and dividend income	48,842	44,752	41,444	40,408	39,614
Interest expense
Interest-bearing deposits	7,891	6,820	5,980	5,447	4,995
FHLB advances and other borrowings	1,314	624	604	605	612
Subordinated debentures	140	138	136	138	139
Total interest expense	9,345	7,582	6,720	6,190	5,746
Net interest income	39,497	37,170	34,724	34,218	33,868
Provision (benefit) for credit losses	504	311	(1,524)	242	3,327
Net interest income after provision (benefit) for credit losses	38,993	36,859	36,248	33,976	30,541
Noninterest income
Service charges and fees	3,234	3,157	3,014	3,032	2,919
Mortgage banking revenue	2,621	2,317	2,394	3,106	3,895
Insurance commission and fee income	3,306	1,826	2,107	1,419	2,043
Loss on non-mortgage loans held for sale, net	—	—	—	—	(5,409)
(Loss) gain on sales and disposals of other assets, net	(207)	121	(61)	(336)	(44)
Other fee income	364	403	452	416	574
Other income	919	2,791	1,894	1,078	1,063
Total noninterest income	10,237	10,615	9,800	8,715	5,041
Noninterest expense
Salaries and employee benefits	21,054	19,859	18,241	18,215	18,342
Occupancy and equipment, net	4,169	3,793	3,653	3,999	4,046
Data processing	1,523	1,347	1,473	1,425	1,259
Electronic banking	761	680	743	558	235
Communications	490	510	515	493	469
Advertising and marketing	1,245	1,022	657	1,065	651
Professional services	982	598	665	1,167	1,364
Regulatory assessments	411	660	720	739	748
Loan related expenses	718	798	713	1,459	993
Office and operations	1,499	1,588	1,278	1,351	1,330
Litigation settlement	—	—	—	—	10,000
Other expenses	1,492	1,157	1,199	1,300	1,006
Total noninterest expense	34,344	32,012	29,857	31,771	40,443
Income (loss) before income tax expense (benefit)	14,886	15,462	16,191	10,920	(4,861)
Income tax expense (benefit)	2,568	2,760	2,784	5,148	(2,688)
Net income (loss)	$12,318	$12,702	$13,407	$5,772	$(2,173)
Basic earnings (loss) per common share	$0.52	$0.54	$0.60	$0.23	$(0.17)
Diluted earnings (loss) per common share	0.52	0.53	0.60	0.23	(0.17)

Origin Bancorp, Inc.
Loan Data

	At and for the three months ended
Loans held for investment	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017

Loans secured by real estate:	(Dollars in thousands, unaudited)
Commercial real estate	$1,162,274	$1,091,581	$1,096,948	$1,083,275	$1,050,543
Construction/land/land development	406,249	380,869	340,684	322,404	338,081
Residential real estate	585,931	563,016	583,461	570,583	534,268
Total real estate	2,154,454	2,035,466	2,021,093	1,976,262	1,922,892
Commercial and industrial	1,193,035	1,046,488	1,012,760	989,220	1,005,185
Mortgage warehouse lines of credit	233,325	270,494	191,154	255,044	279,804
Consumer	20,267	19,648	20,985	20,505	21,118
Total loans held for investment	3,601,081	3,372,096	3,245,992	3,241,031	3,228,999
Less: Allowance for loan losses	35,727	34,151	34,132	37,083	39,445
Loans held for investment, net	$3,565,354	$3,337,945	$3,211,860	$3,203,948	$3,189,554

Nonperforming assets
Nonperforming loans held for investment
Commercial real estate	$8,851	$8,712	$8,851	$1,745	$1,809
Construction/land/land development	960	1,197	1,272	1,097	872
Residential real estate	7,220	7,713	7,226	7,166	7,550
Commercial and industrial	9,285	8,831	9,312	13,512	14,250
Consumer	238	340	349	282	183
Total nonperforming loans held for investment	26,554	26,793	27,010	23,802	24,664
Nonperforming loans held for sale	1,391	1,949	246	—	5,695
Total nonperforming loans	27,945	28,742	27,256	23,802	30,359
Repossessed assets	3,306	654	722	574	902
Total nonperforming assets	$31,251	$29,396	$27,978	$24,376	$31,261
Classified assets	$80,092	$87,289	$91,760	$91,869	$122,329

Allowance for loan losses
Balance at beginning of period	$34,151	$34,132	$37,083	$39,445	$41,634
Provision (benefit) for loan losses	1,113	140	(1,558)	504	3,776
Loans charged off	1,009	794	1,738	4,180	6,296
Loan recoveries	1,472	673	345	1,314	331
Net charge offs	(463)	121	1,393	2,866	5,965
Balance at end of period	$35,727	$34,151	$34,132	$37,083	$39,445

Credit quality ratios
Total nonperforming assets to total assets	0.67%	0.67%	0.66%	0.59%	0.76%
Total nonperforming loans to total loans	0.77	0.84	0.83	0.72	0.92
Nonperforming loans held for investment to loans held for investment	0.74	0.79	0.83	0.73	0.76
Allowance for loan losses to nonperforming loans held for investment	134.54	127.46	126.37	155.80	159.93
Allowance for loan losses to total loans held for investment	0.99	1.01	1.05	1.14	1.22
Net (recoveries) charge offs to total average loans held for investment (annualized)	(0.05)	0.01	0.18	0.36	0.75

Origin Bancorp, Inc.
Average Balances and Yields/Rates

	Three months ended
	September 30, 2018		June 30, 2018		September 30, 2017
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands, unaudited)
Commercial real estate	$1,122,377	4.96%	$1,090,888	4.82%	$1,033,602	4.57%
Construction/land/land development	392,936	5.34	351,342	5.33	316,660	4.78
Residential real estate	575,126	4.75	586,956	4.57	511,644	4.48
Commercial and industrial	1,120,431	4.96	1,024,981	4.85	1,030,369	4.25
Mortgage warehouse lines of credit	228,031	5.37	208,809	5.33	249,511	4.54
Consumer	20,129	6.91	20,774	6.83	21,515	6.42
Loans held for investment	3,459,030	5.00	3,283,750	4.89	3,163,301	4.48
Loans held for sale	22,157	5.20	20,491	3.88	50,318	3.89
Loans Receivable	3,481,187	5.00	3,304,241	4.88	3,213,619	4.47
Investment securities-taxable	440,676	2.50	363,960	2.26	288,100	2.13
Investment securities-nontaxable	125,489	3.60	128,504	3.60	134,566	3.53
Non-marketable equity securities held in other financial institutions	32,058	2.31	23,040	4.80	19,473	3.91
Interest-bearing balances due from banks	148,853	2.38	235,299	1.78	147,726	1.38
Federal funds sold	1,304	2.03	—	—	—	—
Total interest-earning assets	4,229,567	4.58%	4,055,044	4.43%	3,803,484	4.13%
Noninterest-earning assets(1)	310,804		311,279		294,358
Total assets	$4,540,371		$4,366,323		$4,097,842

Liabilities and Stockholders' Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$1,963,821	1.01%	$2,017,453	0.88%	$1,953,333	0.68%
Time deposits	740,893	1.54	699,765	1.36	621,271	1.06
Total interest-bearing deposits	2,704,714	1.16	2,717,218	1.01	2,574,604	0.77
Borrowings	204,607	2.40	75,189	3.04	76,265	3.05
Securities sold under agreements to repurchase	34,284	0.92	30,233	0.71	29,182	0.35
Subordinated debentures	9,633	5.67	9,628	5.67	9,610	5.72
Total interest-bearing liabilities	2,953,238	1.26	2,832,268	1.07	2,689,661	0.85
Noninterest-bearing deposits	984,330		942,533		880,199
Other liabilities(1)	68,553		79,141		63,730
Total liabilities	4,006,121		3,853,942		3,633,590
Stockholders' Equity	534,250		512,381		464,252
Total liabilities and stockholders' equity	$4,540,371		$4,366,323		$4,097,842
Net interest spread		3.32%		3.36%		3.28%
Net interest margin		3.70%		3.68%		3.53%
Net interest income margin - (tax- equivalent)(2)		3.76%		3.74%		3.63%
____________________________

(1)
Includes Government National Mortgage Association ("GNMA") repurchase average balances of $29.9 million, $29.3 million and $25.7 million for the three months ended September 30, 2018, June 30, 2018, and September 30, 2017, respectively. The GNMA repurchase asset and liability are recorded as equal offsetting amounts in the consolidated balance sheets, with the asset included in Loans Held for Sale and the liability included in FHLB Advances and other borrowings.

(2)
In order to present pretax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds. Income from tax-exempt investments and tax credits were computed using a Federal income tax rate of 21% for the three months ended September 30, 2018, and June 30, 2018, and 35% for the three months ended September 30, 2017. The tax-equivalent net interest margin would have been 3.59% for the three months ended September 30, 2017, if the Company had been subject to the 21% Federal income tax rate enacted for 2018, in the Tax Cuts and Jobs Act.

Origin Bancorp, Inc.
Non-GAAP
Reconciliation

The following are the non-GAAP measures used in this release:

•Book value per common share, as converted is defined as total stockholders' equity, less SBLF preferred stock, divided by common shares outstanding (assuming the conversion of all shares of Series D preferred stock issued and outstanding into common shares on a one-for-one basis).

•Tangible book value per common share, as converted is determined by dividing total stockholders' equity less SBLF preferred stock, goodwill and other intangible assets, net by common shares outstanding (assuming the conversion of all shares of Series D preferred stock issued and outstanding into common shares on a one-for-one basis).

The following table reconciles, at the dates set forth below, the difference between these non-GAAP financial measures and their most directly comparable financial measures calculated in accordance with GAAP.

	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017

Calculation of book value per common share, as converted(1)	(Dollars in thousands, except per share amounts, unaudited)
Total stockholders' equity(2)	$531,919	$519,356	$462,824	$455,342	$452,904
Less: Preferred stock, series SBLF	—	—	48,260	48,260	48,260
Stockholders' equity less SBLF preferred stock	$531,919	$519,356	$414,564	$407,082	$404,644
Common shares outstanding at end of period	23,621,235	23,504,063	19,525,241	19,518,752	19,499,072
Add: Series D preferred shares	—	—	901,644	901,644	901,644
Common shares, as converted	23,621,235	23,504,063	20,426,885	20,420,396	20,400,716
Book value per common share, as converted	$22.52	$22.10	$20.30	$19.94	$19.83

Calculation of tangible book value per common share, as converted(1)
Total stockholders' equity(2)	$531,919	$519,356	$462,824	$455,342	$452,904
Less: Preferred stock, series SBLF	—	—	48,260	48,260	48,260
Goodwill and intangible assets, net	33,228	24,113	24,219	24,336	24,457
Total tangible common stockholders' equity, as converted	$498,691	$495,243	$390,345	$382,746	$380,187
Common shares, as converted	23,621,235	23,504,063	20,426,885	20,420,396	20,400,716
Tangible book value per common share, as converted	$21.11	$21.07	$19.11	$18.74	$18.64
____________________________

(1)
On June 8, 2018, the Company redeemed all 48,260 shares of its Preferred Stock, series SBLF and also effected the conversion of 901,644 shares of its Series D preferred stock, representing all of the outstanding shares of Series D preferred stock, into shares of its common stock on a one-for-one basis.

(2)	Includes ESOP-owned shares for all periods prior to June 30, 2018.